AEP Reports 2010 Fourth-Quarter and Year-End Earnings

COLUMBUS, Ohio, Jan. 28, 2011 /PRNewswire-FirstCall/ --

  Fourth-quarter earnings $0.37 per share GAAP, $0.38 per share ongoing
  2010 year-end earnings $2.53 per share GAAP, $3.03 per share ongoing
  Continued favorable impact of weather throughout the year
  AEP reaffirms its 2011 ongoing guidance range of between $3.00 and $3.20 per share

AMERICAN ELECTRIC POWER Preliminary, unaudited results
	4th quarter ended Dec. 31			12 months ended Dec. 31
	2010	2009	Variance	2010	2009	Variance
Revenue ($ in billions)	3.4	3.3	0.1	14.4	13.5	0.9
Earnings ($ in millions):
GAAP	176	238	(62)	1,211	1,357	(146)
Ongoing	179	238	(59)	1,451	1,362	89
EPS ($):
GAAP	0.37	0.50	(0.13)	2.53	2.96	(0.43)
Ongoing	0.38	0.50	(0.12)	3.03	2.97	0.06
EPS based on 480mm shares in Q4 2010, 478mm in Q4 2009, 479mm in 12 mo. 2010 and 459mm in 12 mo. 2009

American Electric Power (NYSE: AEP) today reported 2010 year-end earnings, prepared in accordance with Generally Accepted Accounting Principles (GAAP), of $1.211 billion or $2.53 per share, compared with $1.357 billion or $2.96 per share in 2009. Ongoing earnings (earnings excluding special items) for 2010 were $1.451 billion or $3.03 per share, compared with $1.362 billion or $2.97 per share in 2009.

GAAP earnings for fourth-quarter 2010 were $176 million or $0.37 per share, compared with fourth-quarter 2009 GAAP earnings of $238 million or $0.50 per share. Ongoing earnings for fourth-quarter 2010 were $179 million or $0.38 per share, compared with fourth-quarter 2009 ongoing earnings of $238 million or $0.50 per share.

The per-share results for the year and the fourth quarter reflect the dilutive effect of additional shares outstanding, which reduced ongoing earnings for 2010 by $0.14 per share for the year and $0.01 per share for the quarter as compared with the prior periods.

For the year, GAAP earnings were $240 million lower than ongoing earnings, primarily because of $293 million in charges incurred related to the cost-reduction program implemented in May 2010 ($185 million net of tax), the disallowance by the Virginia State Corporation Commission of the recovery of $54 million related to the Mountaineer Plant carbon capture and storage project ($34 million net of tax) and the effect of the enactment of the federal Patient Protection and Affordable Care Act, resulting in an unfavorable $21 million change in the tax treatment of post-employment health care costs associated with future reimbursement of Medicare Part D retiree prescription drug benefits. GAAP earnings for the fourth quarter were $3 million lower than ongoing earnings as a result of minor changes in the estimate of the costs of the restructuring program implemented in the second quarter.

A full reconciliation of GAAP earnings with ongoing earnings for the year and quarter is included in tables at the end of this news release.

"We had solid financial performance for both the fourth quarter and the year," said Michael G. Morris, AEP chairman and chief executive officer. "We have seen three consecutive quarters of increased industrial sales while the economy continues to slowly recover in the areas we serve.

"We also benefited in 2010 from favorable weather conditions that improved sales and helped offset the slow economic recovery," Morris said. "The cost-reduction program we implemented in the second quarter provided us with savings in the second half of the year. These savings will be sustainable into future periods."

Morris noted that AEP's Ohio utilities received an order from the Public Utilities Commission of Ohio (PUCO) requiring the refund of $43 million to Columbus Southern Power customers with the completion of the Significantly Excessive Earnings Test (SEET) required of electric utilities in the state. This refund is recognized in fourth-quarter earnings.

"The refund required by the PUCO is about what we had expected," Morris said. "We're pleased this is now behind us. We filed our Electric Security Plan in Ohio yesterday and will continue to pursue the merger of our two Ohio utility subsidiaries."

EARNINGS GUIDANCE

AEP reaffirmed its ongoing guidance range for 2011 of between $3.00 and $3.20 per share. In providing ongoing earnings guidance, there could be differences between ongoing earnings and GAAP earnings for matters such as, but not limited to, divestitures or changes in accounting principles. AEP management is not able to estimate the impact, if any, on GAAP earnings of these items. Therefore, AEP is not able to provide a corresponding GAAP equivalent for earnings guidance.

SUMMARY ONGOING RESULTS BY SEGMENT $ in millions except EPS
	Q4 10	Q4 09	Variance	12 mo. 10	12 mo. 09	Variance
Utility Operations	185	207	(22)	1,429	1,321	108
Ongoing EPS	0.39	0.44	(0.05)	2.99	2.88	0.11
AEP River Operations	21	25	(4)	40	47	(7)
Ongoing EPS	0.04	0.05	(0.01)	0.08	0.10	(0.02)
Generation and Marketing	8	8	0	25	41	(16)
Ongoing EPS	0.02	0.02	0.00	0.05	0.09	(0.04)
All Other	(35)	(2)	(33)	(43)	(47)	4
Ongoing EPS	(0.07)	(0.01)	(0.06)	(0.09)	(0.10)	0.01
Ongoing Earnings	179	238	(59)	1,451	1,362	89
Ongoing EPS	0.38	0.50	(0.12)	3.03	2.97	0.06
EPS based on 480mm shares in Q4 2010, 478mm in Q4 2009, 479mm in 12 mo. 2010 and 459mm in 12 mo. 2009

Ongoing earnings from Utility Operations decreased by $22 million during fourth-quarter 2010 compared with fourth-quarter 2009. This reflects the $43 million effect of an order from the PUCO related to the 2009 SEET ($28 million net of tax), taxes and other higher expenses, partially offset by favorable weather conditions, the favorable impact of rate changes and cost-reduction initiatives.

For the year, ongoing earnings from Utility Operations increased by $108 million from 2009, reflecting the continuing favorable impact of rate changes, favorable weather throughout AEP's utility service territory and cost-reduction initiatives implemented during the year.

AEP's River Operations results were $4 million lower during fourth-quarter 2010 than in the same period the prior year primarily because of a property casualty loss incurred. For the year, results were $7 million lower than in 2009 because of the property casualty loss and the continued weak import market, which reduced northbound loadings, freight demand and rates.

Results for the year from Generation and Marketing, which includes AEP's non-regulated generating, marketing and risk management activities, primarily in the Electric Reliability Council of Texas area, were $16 million lower than in 2009 primarily because of lower trading margins and power prices.

All Other, which includes the Parent Company and other investments, was $33 million lower in fourth-quarter 2010 compared with 2009 primarily because of a contribution to the AEP Foundation and a fleet lease buyout. For the year, results were comparable with last year primarily as a result of favorable tax adjustments during the year, offsetting the fourth-quarter items.

ONGOING RESULTS FROM UTILITY OPERATIONS $ in millions except EPS
	Q4 10	Q4 09	Variance	12 mo. 10	12 mo. 09	Variance
East Regulated Integrated Utilities	723	635	88	2,882	2,544	338
Ohio Companies	647	670	(23)	2,800	2,733	67
West Regulated Integrated Utilities	273	261	12	1,322	1,167	155
Texas Wires	139	137	2	611	571	40
Off-System Sales	55	45	10	299	246	53
Transmission Revenue - 3rd Party	91	85	6	369	354	15
Other Operating Revenue	107	175	(68)	510	768	(258)
Utility Gross Margin	2,035	2,008	27	8,793	8,383	410
Operations & Maintenance	(961)	(1,007)	46	(3,428)	(3,411)	(17)
Depreciation & Amortization	(393)	(388)	(5)	(1,598)	(1,561)	(37)
Taxes Other Than Income Taxes	(198)	(178)	(20)	(801)	(751)	(50)
Interest Expense & Preferred Dividend	(233)	(238)	5	(945)	(919)	(26)
Other Income & Deductions	46	39	7	165	133	32
Income Taxes	(111)	(29)	(82)	(757)	(553)	(204)
Utility Operations Ongoing Earnings	185	207	(22)	1,429	1,321	108
Ongoing EPS	0.39	0.44	(0.05)	2.99	2.88	0.11
EPS based on 480mm shares in Q4 2010, 478mm in Q4 2009, 479mm in 12 mo. 2010 and 459mm in 12 mo. 2009

Retail Sales – Results for the fourth quarter and year improved in comparison to the same periods in 2009 by $79 million and $600 million, respectively. The improvement is the result of the favorable impact of weather, favorable rate changes and improved industrial sales, indicating continued overall improvement in the economy. These increases in fourth-quarter 2010 were partially offset by the SEET outcome in Ohio.

Favorable weather, primarily in AEP's eastern service territory, increased margins in the quarter by $26 million. Fourth-quarter heating degree days were 20 percent higher and cooling degree days were comparable to the same period in 2009 in AEP's eastern service territory. In AEP's western service area, heating degree days were 19 percent lower than the prior year and cooling degree days were 22 percent higher than in the same period in 2009.

For the year, the effect of the favorable weather increased margins by approximately $229 million from the prior year. In AEP's eastern service territory, heating degree days for 2010 were 7 percent higher and cooling degree days were 60 percent higher than in 2009. In the western service territory, heating degree days were 15 percent higher and cooling degree days were 3 percent higher than in 2009.

Off-System Sales – Gross margins from Off-System Sales for the fourth quarter were higher than in fourth-quarter 2009 by $10 million primarily because of increased physical margins driven by higher PJM capacity revenues, partially offset by lower trading margins. For the year, higher prices and volumes reflective of favorable weather conditions resulted in higher margins of $53 million in relation to weak market demand caused by mild weather in the eastern territory during 2009.

Transmission Revenues – 3rd Party – Transmission revenues increased in the fourth quarter and year compared with the same periods in 2009 primarily because of higher revenues across all regions.

Other Operating Revenue – Other operating revenue was lower throughout 2010 compared with 2009 primarily because of the accidental-outage insurance payments in 2009 related to the September 2008 turbine vibration and subsequent outage at the Donald C. Cook Nuclear Plant in Bridgman, Mich. A portion of these insurance proceeds was used to reduce bills to Indiana and Michigan customers. The accidental-outage insurance payments ceased upon the unit's return to service in December 2009.

Operations & Maintenance – Operations and maintenance expenses decreased $46 million during fourth-quarter 2010 compared with the same period in 2009 primarily because of storm restoration expenses incurred during December 2009 in AEP's eastern service territory and savings associated with the cost-reduction initiative. For the year, O&M expenses increased $17 million from 2009 primarily because of expenses associated with dollar-for-dollar rate recovery ($114 million pretax), offset by lower storm restoration expenses and savings associated with the cost-reduction initiatives.

Depreciation & Amortization – Depreciation & Amortization expense increased throughout the year in comparison to 2009, driven by an increase in plant balances related primarily to environmental control equipment in the eastern region and the J. Lamar Stall Unit in Louisiana being placed in service in the first half of 2010.

Interest Expense & Preferred Dividends – The increase in Interest Expense for 2010 in comparison to 2009 is primarily because of increased borrowings in the first half of the year.

Other Income & Deductions – The increase in Other Income & Deductions for the year compared with the same periods in 2009 is primarily because of higher interest income and higher carrying-cost income.

WEBCAST

American Electric Power's quarterly conference call with financial analysts will be broadcast live over the Internet at 9 a.m. EST today at http://www.aep.com/go/webcasts. The webcast will include audio of the conference call and visuals of charts and graphics referred to by AEP management during the call. The charts and graphics will be available for download at http://www.aep.com/go/webcasts .

The call will be archived on http://www.aep.com/go/webcasts for those unable to listen during the live webcast. Archived calls also are available as podcasts.

Minimum requirements to listen to broadcast: Windows Media Player software, free from http://windowsmedia.com/download, and at least a 56Kbps connection to the Internet.

American Electric Power is one of the largest electric utilities in the United States, delivering electricity to more than 5 million customers in 11 states. AEP ranks among the nation's largest generators of electricity, owning nearly 38,000 megawatts of generating capacity in the U.S. AEP also owns the nation's largest electricity transmission system, a nearly 39,000-mile network that includes more 765-kilovolt extra-high voltage transmission lines than all other U.S. transmission systems combined. AEP's transmission system directly or indirectly serves about 10 percent of the electricity demand in the Eastern Interconnection, the interconnected transmission system that covers 38 eastern and central U.S. states and eastern Canada, and approximately 11 percent of the electricity demand in ERCOT, the transmission system that covers much of Texas. AEP's utility units operate as AEP Ohio, AEP Texas, Appalachian Power (in Virginia and West Virginia), AEP Appalachian Power (in Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana and east Texas). AEP's headquarters are in Columbus, Ohio.

AEP's earnings are prepared in accordance with accounting principles generally accepted in the United States and represent the company's earnings as reported to the Securities and Exchange Commission. AEP's management believes that the company's ongoing earnings, or GAAP earnings adjusted for certain items as described in the news release and charts, provide a more meaningful representation of the company's performance. AEP uses ongoing earnings as the primary performance measurement when communicating with analysts and investors regarding its earnings outlook and results. The company also uses ongoing earnings data internally to measure performance against budget and to report to AEP's board of directors.

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This report made by American Electric Power and its Registrant Subsidiaries contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Although AEP and each of its Registrant Subsidiaries believe that their expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are: the economic climate and growth in, or contraction within, AEP's service territory and changes in market demand and demographic patterns; inflationary or deflationary interest rate trends; volatility in the financial markets, particularly developments affecting the availability of capital on reasonable terms and developments impairing AEP's ability to finance new capital projects and refinance existing debt at attractive rates; the availability and cost of funds to finance working capital and capital needs, particularly during periods when the time lag between incurring costs and recovery is long and the costs are material; electric load and customer growth; weather conditions, including storms, and AEP's ability to recover significant storm restoration costs through applicable rate mechanisms; available sources and costs of, and transportation for, fuels and the creditworthiness and performance of fuel suppliers and transporters; availability of necessary generating capacity and the performance of AEP's generating plants; AEP's ability to recover Indiana Michigan Power's Donald C. Cook Nuclear Plant Unit 1 restoration costs through warranty, insurance and the regulatory process; AEP's ability to recover regulatory assets and stranded costs in connection with deregulation; AEP's ability to recover increases in fuel and other energy costs through regulated or competitive electric rates; AEP's ability to build or acquire generating capacity, including the Turk Plant, and transmission line facilities (including the ability to obtain any necessary regulatory approvals and permits) when needed at acceptable prices and terms and to recover those costs (including the costs of projects that are cancelled) through applicable rate cases or competitive rates; new legislation, litigation and government regulation, including requirements for reduced emissions of sulfur, nitrogen, mercury, carbon, soot or particulate matter and other substances or additional regulation of flyash and similar combustion products that could impact the continued operation and cost recovery of AEP's plants; timing and resolution of pending and future rate cases, negotiations and other regulatory decisions (including rate or other recovery of new investments in generation, distribution and transmission service and environmental compliance); resolution of litigation (including AEP's dispute with Bank of America); AEP's ability to constrain operation and maintenance costs; AEP's ability to develop and execute a strategy based on a view regarding prices of electricity, natural gas and other energy-related commodities; changes in the creditworthiness of the counterparties with whom AEP has contractual arrangements, including participants in the energy trading market; actions of rating agencies, including changes in the ratings of debt; volatility and changes in markets for electricity, natural gas, coal, nuclear fuel and other energy-related commodities; changes in utility regulation, including the implementation of electric security plans and related regulation in Ohio and the allocation of costs within regional transmission organizations, including PJM and SPP; accounting pronouncements periodically issued by accounting standard-setting bodies; the impact of volatility in the capital markets on the value of the investments held by AEP's pension, other postretirement benefit plans and nuclear decommissioning trust and the impact on future funding requirements; prices and demand for power that AEP generates and sells at wholesale; changes in technology, particularly with respect to new, developing or alternative sources of generation; and other risks and unforeseen events, including wars, the effects of terrorism (including increased security costs), embargoes and other catastrophic events.

American Electric Power
Financial Results for 4th Quarter 2010 Actual vs 4th Quarter 2009 Actual

		2010 Actual		2009 Actual
		($ millions)	EPS	($ millions)	EPS

	UTILITY OPERATIONS:
	Gross Margin:
1	East Regulated Integrated Utilities	723		635
2	Ohio Companies	647		670
3	West Regulated Integrated Utilities	273		261
4	Texas Wires	139		137
5	Off-System Sales	55		45
6	Transmission Revenue - 3rd Party	91		85
7	Other Operating Revenue	107		175
8	Utility Gross Margin	2,035		2,008

9	Operations & Maintenance	(961)		(1,007)
10	Depreciation & Amortization	(393)		(388)
11	Taxes Other than Income Taxes	(198)		(178)
12	Interest Exp & Preferred Dividend	(233)		(238)
13	Other Income & Deductions	46		39
14	Income Taxes	(111)		(29)
15	Utility Operations Ongoing Earnings	185	0.39	207	0.44

	NON-UTILITY OPERATIONS:
16	AEP River Operations	21	0.04	25	0.05
17	Generation & Marketing	8	0.02	8	0.02

18	Parent & Other Ongoing Earnings	(35)	(0.07)	(2)	(0.01)

19	ONGOING EARNINGS	179	0.38	238	0.50

Note:	For analysis purposes, certain financial statement amounts have been reclassified for this effect on earnings presentation.

American Electric Power

Financial Results for the 4th Quarter 2010
Reconciliation of Ongoing to Reported Earnings

	2010
	Utility	AEP River Operations	Generation and Marketing	Parent & All Other	Total	EPS
	($ millions)

Ongoing Earnings	185	21	8	(35)	179	$ 0.38

Other:
Restructuring Program	(3)	-	-	-	(3)	$ (0.01)

Total Special Items	(3)	-	-	-	(3)	$ (0.01)

Reported Earnings	182	21	8	(35)	176	$ 0.37

Financial Results for the 4th Quarter 2009
Reconciliation of Ongoing to Reported Earnings

	2009
	Utility	AEP River Operations	Generation and Marketing	Parent & All Other	Total	EPS
	($ millions)

Ongoing Earnings	207	25	8	(2)	238	$ 0.50

Total Special Items	-	-	-	-	-	$ -

Reported Earnings	207	25	8	(2)	238	$ 0.50

American Electric Power
Summary of Selected Sales Data

(Data based on preliminary, unaudited results)

	Three Months Ending December 31st
ENERGY & DELIVERY SUMMARY	2010	2009	Change

Retail Electric (in millions of kWh):
Residential	13,693	13,502	1.4%
Commercial	12,239	12,152	0.7%
Industrial	14,830	13,865	7.0%
Miscellaneous	757	757	0.0%
Total Retail (a)	41,519	40,276	3.1%

Wholesale Electric (in millions of kWh): (b)	6,736	7,442	-9.5%

Total KWHs	48,255	47,718	1.1%

(a) Includes energy delivered to customers served by AEP's Texas Wires Companies

(b) Includes Off-System Sales, Municipalities and Cooperatives, Unit Power, and Other Wholesale Customers.

American Electric Power
Financial Results for YTD December 2010 Actual vs YTD December 2009 Actual

		2010 Actual		2009 Actual
		($ millions)	EPS	($ millions)	EPS

	UTILITY OPERATIONS:
	Gross Margin:
1	East Regulated Integrated Utilities	2,882		2,544
2	Ohio Companies	2,800		2,733
3	West Regulated Integrated Utilities	1,322		1,167
4	Texas Wires	611		571
5	Off-System Sales	299		246
6	Transmission Revenue - 3rd Party	369		354
7	Other Operating Revenue	510		768
8	Utility Gross Margin	8,793		8,383

9	Operations & Maintenance	(3,428)		(3,411)
10	Depreciation & Amortization	(1,598)		(1,561)
11	Taxes Other than Income Taxes	(801)		(751)
12	Interest Exp & Preferred Dividend	(945)		(919)
13	Other Income & Deductions	165		133
14	Income Taxes	(757)		(553)
15	Utility Operations Ongoing Earnings	1,429	2.99	1,321	2.88

	NON-UTILITY OPERATIONS:
16	AEP River Operations	40	0.08	47	0.10
17	Generation & Marketing	25	0.05	41	0.09

18	Parent & Other Ongoing Earnings	(43)	(0.09)	(47)	(0.10)

19	ONGOING EARNINGS	1,451	3.03	1,362	2.97

Note:	For analysis purposes, certain financial statement amounts have been reclassified for this effect on earnings presentation.

American Electric Power

Financial Results for Year-to-Date 2010
Reconciliation of Ongoing to Reported Earnings

	2010
	Utility	AEP River Operations	Generation and Marketing	Parent & All Other	Total	EPS
	($ millions)

Ongoing Earnings	1,429	40	25	(43)	1,451	$ 3.03

Other
Restructuring Program	(181)	(2)	-	(2)	(185)	$ (0.39)
Carbon Capture - APCo Virginia	(34)	-	-	-	(34)	(0.07)
Medicare D Subsidy	(20)	(1)	-	-	(21)	(0.04)

Total Special Items	(235)	(3)	-	(2)	(240)	$ (0.50)

Reported Earnings	1,194	37	25	(45)	1,211	$ 2.53

Financial Results for Year-to-Date 2009
Reconciliation of Ongoing to Reported Earnings

	2009
	Utility	AEP River Operations	Generation and Marketing	Parent & All Other	Total	EPS
	($ millions)

Ongoing Earnings	1,321	47	41	(47)	1,362	$ 2.97

Other
SWEPCo SFAS 71	(5)	-	-	-	(5)	$ (0.02)

Total Special Items	(5)	-	-	-	(5)	$ (0.02)

Reported Earnings	1,316	47	41	(47)	1,357	$ 2.95

American Electric Power
Summary of Selected Sales Data

(Data based on preliminary, unaudited results)

	Twelve Months Ending December 31st
ENERGY & DELIVERY SUMMARY	2010	2009	Change

Retail Electric (in millions of kWh):
Residential	61,944	58,232	6.4%
Commercial	50,748	49,925	1.6%
Industrial	57,333	54,429	5.3%
Miscellaneous	3,083	3,047	1.2%
Total Retail (a)	173,108	165,633	4.5%

Wholesale Electric (in millions of kWh): (b)	32,581	29,670	9.8%

Total KWHs	205,689	195,303	5.3%

(a) Includes energy delivered to customers served by AEP's Texas Wires Companies

(b) Includes Off-System Sales, Municipalities and Cooperatives, Unit Power, and Other Wholesale Customers.

CONTACT:  MEDIA CONTACT:  Pat D. Hemlepp, Director, Corporate Media Relations, +1-614-716-1620, ANALYSTS CONTACT:  Bette Jo Rozsa, Managing Director, Investor Relations, +1-614-716-2840